© 2025 SEI® 1 Investor Contact: Media Contact: Brad Burke Alicia Rudd SEI SEI +1 610-676-5350 +1 610-676-3887 bburke2@seic.com arudd@seic.com Pages: 2 FOR IMMEDIATE RELEASE SEI Honors Founder Alfred P. West, Jr. as He Retires from Executive Chairman Role After 57 Years of Innovation Board Appoints Independent Director Carl A. Guarino as Chairman as Part of Planned Transition OAKS, Pa., Dec. 17, 2025 – SEI® (NASDAQ: SEIC) today celebrates the extraordinary career of Alfred P. West, Jr., the company’s founder and Executive Chairman of the Board, who resigned from his role as a director and board chair as part of a planned transition effective Jan. 1, 2026. The Board has appointed Carl A. Guarino, an independent director of SEI’s Board, as Chairman effective Jan. 1, 2026. West will become Chairman Emeritus, a lifelong appointed position. West founded SEI Investments in 1968 and served as CEO for 54 years, scaling the small Pennsylvania- based financial technology startup, with the industry’s first computer-based commercial credit simulator, into a global publicly traded company that manages, advises, or administers approximately $1.8 trillion in assets with more than $2.1 billion in annual revenues. As Executive Chairman since 2022, West has continued to provide strategic vision, industry expertise, and an unwavering commitment to the company and broader community, all of which have guided SEI’s growth and success. West, SEI Founder and Executive Chairman of the Board, said: “Over 50 years ago, I founded SEI with the mission to use technology to transform the financial sector and create a dynamic, team-oriented work environment. In the decades since, I’m proud to say I have had the privilege of working with thousands of talented employees, clients, and partners, all of whom have helped make this ambitious dream a reality. I’m deeply grateful to and have full faith in Carl, Ryan, and the rest of the Board and leadership team as they work to build on this strong foundation and usher in a new era of innovation and success. I look forward to following their continued success and supporting SEI from the sidelines as its forever biggest fan.” Commenting on West’s more than 50-year career leading and growing SEI, CEO Ryan Hicke said: Press release.

© 2025 SEI 2 “Al is a true visionary and his passion for not only embracing change, but leading it, has been the foundation of SEI’s success. From my first day as an SEI intern almost 30 years ago to now serving as CEO, I have witnessed firsthand the impact of Al’s collaborative leadership, deep humility, and courage to think differently, and he will remain a close advisor and mentor to me. His values underpin everything we do here at SEI and have helped establish us as the global leader we are today. On behalf of the Board and all our team members at SEI, I want to thank Al for his lifelong dedication and leadership and wish him the best in his retirement. “In addition, we are excited to welcome Carl to the role of Chairman. He is a proven leader in our industry, and I look forward to working closely together and benefiting from his guidance as we continue to transform SEI for the future.” Guarino, Independent Director and incoming Chairman of the Board, said: “It’s an honor to step into the role of Chairman and build on the legacy Al has created. I have tremendous respect for SEI’s team, commitment to innovation, and trusted relationships with the clients we serve, having spent years as both an employee and director of our company. I look forward to continuing to work with Ryan and the rest of the team to deliver long-term value for our clients, employees, and shareholders.” About Carl A. Guarino Carl Guarino joined the SEI Board as an independent director in 2014 and serves as chair of SEI’s compensation and nominating committees. He brings nearly 40 years of executive leadership experience and industry expertise. He most recently served as CEO of WizeHive, Inc., a SaaS company that provides a platform for managing grants, scholarships, and employee giving solutions, from June 2017 until late 2024. From 2006 to 2014, he was CEO of Procurian Inc., a provider of procurement outsourcing services to Fortune 1000 firms. Prior to 2006, Guarino served as Executive Vice President and head of SEI’s Investment Advisors segment. About SEI® SEI (NASDAQ:SEIC) is a leading global provider of financial technology, operations, and asset management services within the financial services industry. SEI tailors its solutions and services to help clients more effectively deploy their capital—whether that’s money, time, or talent—so they can better serve their clients and achieve their growth objectives. As of Sept. 30, 2025, SEI manages, advises, or administers approximately $1.8 trillion in assets. For more information, visit seic.com. ###